Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:

Kevin Harris, CFO

I-many, Inc.

732.452.1515

kharris@Imany.com

Investor Relations:

Liolios Group, Inc.

Ron Both/Geoffrey Plan

949.574.3860

ron@liolios.com/geoffrey@liolios.com

I-many Reports First Quarter 2006 Financial Results

Highlights:

Gross value of new software license contracts up 121% from Q1 2005

Unamortized software subscriptions increase 216% from Q1 2005

Cash, restricted cash & short term investments increase by $381,000 to $17.7 million from the previous quarter

EDISON, N.J.- April 26, 2006 — I-many, Inc. (NASDAQ:IMNY), the leading provider of Enterprise Contract Management (ECM) solutions for managing corporate commitments, reported financial results for the first quarter of 2006.

GAAP Results

On a GAAP basis, net revenues for the quarter totaled $7.6 million, a decrease of 15% from $8.9 million reported in the first quarter of 2005. Net revenues exclude the portion of the gross value of license and service contracts booked during the quarter which the company cannot realize until future periods, like those related to the increasing number of multi-year software subscriptions.

Net loss for the quarter was $(0.06) per share, as compared to a loss of $(0.04) per share in the first quarter of 2005.

Quarter-end cash, restricted cash and short-term investments totaled $17.7 million, an increase of $381,000 or 2% from the end of the previous quarter.

Non-GAAP Results

Management believes certain non-GAAP financial results may present a useful picture of the company’s progress as it changes its business model to include software subscriptions. This includes the gross value of license contracts signed during the quarter, which totaled $4.0 million – an increase of 121% from the $1.8 million signed in the first quarter 2005.

These contracts raised the total amount of unamortized subscriptions to be recognized over the next five years to $9.8 million – an increase of 216% from $3.1 million at end of the first quarter 2005.

The combined amount of deferred revenue and unamortized subscriptions increased to $22.8 million, up 106% from $11.0 million at the end of the first quarter 2005.

These GAAP and non-GAAP results are in-line with the company’s guidance provided on its February 1, 2006 conference call.

I-many’s CFO Kevin Harris commented, “As I mentioned in our last financial news release, it is important to keep in mind the continued impact of our software subscription service offering introduced in 2004. Externally, it expands our market to customers that find regular subscription payments an easier and more flexible implementation of ECM. Internally, it provides I-many with the potential for smoother, more predictable revenue growth.

“While subscriptions have these benefits, they defer revenues to future periods that we would normally book in the current period as one-time sales. As our non-GAAP measures reveal, the effect of our increasing subscription revenue is therefore important to consider when comparing current results to previous periods when subscriptions were a smaller percentage of sales.”

Other Q1 2006 Highlights

Significant events during the first quarter 2006 included:

•	8 new license transactions for the quarter (software license and subscriptions), up from 6 from the same year-ago quarter.

•	An order for I-many Contract Manager™ from the nation’s largest retail drug store chain, supplanting a competitive product. As I-many’s second retail customer for Contract Manager, this win demonstrates I-many’s growing appeal to other major industries beyond its core Life Sciences market, and the increasing awareness of the importance of contract lifecycle management by corporate America.

•	Introduction of two new products: I-many Validata™, which allows pharmaceutical companies to streamline rebate validation processes and minimize compliance risks; and I-many Scoring Manager™, a powerful scoring engine that allows organizations to easily analyze large volumes of contract data to identify top performing customers and suppliers.

•	Sale of new products to existing, Fortune 200 clients, including I-many Validata to GlaxoSmithKline, and I-many Medicaid Analytics™ to Merck.

•	Top scores awarded by Forrester Research for contract compliance in a new report, The Forrester Wave: Contract Life-Cycle Management, Q1 2006. The report recognized I-many as a leader and pioneer in buy-side and sell-side contract lifecycle management (CLM).

“We continue to enjoy the positive trends established in the final months of 2005,” notes I-many chairman and interim CEO and president, John A. Rade, “as we report more than a doubling of the gross value of our license contracts. This performance, underscored by major wins with Contract Manager, Medicaid Analytics, and our new Validata, reflects customer confidence in I-many’s ability to deliver world-class solutions for Enterprise Contract Lifecycle Management. The net increase in our cash position at end of the quarter indicates I-many is in a strong position to continue to leverage its dominant position in this fast-growing industry.”

“We are now entering a pivotal time in I-many’s growth and development,” continues Rade. “As I-many rolls out new and updated applications based on its new Enterprise Contract Management Foundation (ECMF) platform, we expect this to act as a watershed for opening new markets, as well as broadening existing markets where I-many is already the dominant player. ”

I-many’s revolutionary ECMF platform, first implemented with the introduction of Medicaid Analytics in September 2005, is designed to set the industry standard for contract management solutions for years to come, supporting both license solutions and hosted services that take advantage of its new multi-tenant architecture. Application of this new technology is expected help I-many customers better manage and optimize the quality of their revenue and control their expenses.

“I-many’s ECMF solution will provide levels of capability, integration, and efficiency previously unavailable to the industry,” said Rade. “We plan to accomplish this with proven, high ROI for customers and competitive cost of maintenance. The inherent efficiencies of its state-of-the-art architecture will also make creating new applications easier and less costly, which is especially important as we expand to new vertical markets.”

I-many’s market timing could not be better, as cost-containment and profitability, together with compliance and risk management, move higher and higher on executive agendas. This makes enterprise contract management automation increasingly imperative not only for I-many’s core Life Science customers, but for all industries. “Our major sales wins this quarter clearly speak to this growing need and awareness,” notes Rade.

Leading industry analyst, the Aberdeen Group, has also taken notice of these trends and foresees a minimum 20% year-over-year growth rate in the ECM market through 2008. For managing the increasingly complex enterprise contract lifecycle, I-many is now positioned as the only provider able to meet this growing demand for a comprehensive and integrated solution.

Management is including additional financial information in this press release and in its quarterly report on Form 10-Q that they believe will give shareholders additional insight into quarterly results. Following the income statement and balance sheet, management has included a table that shows the results for the first quarter 2006 compared to the comparable periods in 2005 for new license transactions, including subscription contracts, the recognition into reportable revenue of subscriptions and other deferred transactions, and the reconciliation of those numbers to total product revenue according to generally accepted accounting principles (“GAAP”).

Conference Call

I-many will hold a conference call tomorrow, April 27, 2006, at 10:00 a.m. Eastern Time. The call-in number is (800) 561-2718 or (617) 614-3525, passcode #35751656. The call is also being webcast, which can be accessed at I-many’s web site at www.imany.com.

For those who cannot listen to the live broadcast, a replay of the call will be available from April 27, 2006, at 12:00 p.m., through May 5th, at 11:59 p.m., and can be accessed by dialing (888) 286-8010 or (617) 801-6888, conference ID #86811008.

Use of Non-GAAP Financial Information

The company supplements its GAAP financial statements with a non-GAAP quarterly and annual reconciliation of the gross value of license transactions to its reported GAAP product revenues. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. Management believes its inclusion can enhance an overall understanding of the company’s past operational performance and also its prospects for the future. This reconciliation of product revenues is made with the intent of providing both management and investors a more complete understanding of the revenue performance of the company, as opposed to GAAP revenue results, which do not include the impact of newly-executed subscription agreements and other deferred revenue arrangements that are material to the ongoing performance of the company’s business. This information quantifies the various components comprising current revenue, which in each quarter consists of revenues from licenses sold in current periods plus revenues deferred from prior periods, less revenue deferred from licenses sold in current periods. Management uses this information as a basis for planning and forecasting core business activity in future periods and believes it is useful in understanding our results of operations. The presentation of this additional revenue information is not meant to be considered in isolation or as a substitute for revenues reported in accordance with generally accepted accounting principles in the United States.

About I-many

I-many (NASDAQ:IMNY) is the leading provider of advanced Enterprise Contract Management solutions for managing corporate commitments. Designed to extend beyond the traditional contract management capabilities, I-many ContractSphere(R) offers an end-to-end solution, from pre-contract processes and contract management to transaction compliance. Ultimately, this provides companies with the visibility and control needed to manage any type of commitment - from contracts and obligations to payments and collections. The result is increased revenue, minimized risk and dramatically reduced operating costs, which deliver improved profitability with hard return on investment. More than 280 customers across 21 industries worldwide have implemented and realized the value of I-many business solutions. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include: the risk of unforeseen technical or practical impediments to planned software development, which could affect the company’s product release timetable; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue; the possibility that current economic conditions will not improve as anticipated or will deteriorate; the possibility that extraordinary events outside the company’s control could extend the length of the sales cycle for the company’s products or make the market for the company’s products more unpredictable; the risk that the company will not be successful in opening new markets for its products; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2006	2005
Net Revenues:
Product	$1,570	$2,077
Services	6,048	6,857

Total net revenues	7,618	8,934

Operating expenses:
Cost of third-party technology	77	10
Cost of services	3,817	3,792
Amortization of acquired intangible assets	343	355
Sales and marketing	2,073	2,039
Research and development	2,978	3,046
General and administrative	1,313	1,144
Depreciation	171	180
Restructuring and other charges	8	(27)

Total operating expenses	10,780	10,539

Loss from operations	(3,077)	(1,605)

Other income, net	132	31

Net loss	($3,030)	($1,574)

Basic and diluted net loss per common share	($0.06)	($0.04)

Weighted average shares outstanding	46,676	42,863

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2006	December 31, 2005
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$17,184	$16,805
Accounts receivable	7,163	9,577
Other current assets	1,021	845

Total current assets	25,368	27,227
Property and equipment, net	1,227	1,188
Restricted cash	557	555
Other assets	126	122
Acquired intangible assets, net	370	713
Goodwill	8,667	8,667

Total assets	$36,315	$38,472

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$5,146	$5,618
Current portion of deferred revenue	13,290	12,194
Current portion of capital lease obligations	8	8

Total current liabilities	18,444	17,820

Deferred revenue, net of current portion	943	1,242
Other long-term liabilities	987	1,054

Stockholders’ equity	15,941	18,356

Total liabilities and stockholders’ equity	$36,315	$38,472

Reconciliation of Gross Value of License Bookings to Reportable Product Revenue

	Three Months (Quarter) ended
	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005
	(AMOUNTS IN THOUSANDS)
Gross value of license contracts* sold:
Health and Life Sciences	$3,457	$3,912	$1,346	$4,649	$1,535
Industry Solutions	546	155	1,559	592	276

	4,003	4,067	2,905	5,241	1,811
Add product revenue recorded in current quarter from contracts sold in prior periods:
Health and Life Sciences - subscriptions	461	326	239	223	138
Health and Life Sciences - other deferrals	0	0	0	0	1,476
Industry Solutions - subscriptions	19	35	0	0	0

	480	361	239	223	1,614
Less value of license contracts sold in current quarter and deferred to future periods:
Health and Life Sciences	2,382	2,220	1,041	3,892	1,310
Industry Solutions	531	52	1,536	92	38

	2,913	2,273	2,577	3,984	1,348

Product revenue recorded:
Health and Life Sciences	1,536	2,017	544	980	1,839
Industry Solutions	34	138	23	500	238

	$1,570	$2,155	$567	$1,480	$2,077

*	I-many has updated the definition of “Gross Value of License Contracts” signed to include first year maintenance and support sold with new traditional perpetual licenses. Management believes this presents a more comparable number to subscriptions that include maintenance and support as part of the subscription fee paid. The results have been updated with this definition for both the current and comparable periods.

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